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                                                               Exhibit 11

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                  FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER COMMON SHARE

                                                  Year ended December 31
                                                 ------------------------
Amounts in thousands, except per share           1994      1993      1992
                                                 ----      ----      ----
Primary
  Average common shares outstanding              6,729     6,869     6,735
  Common stock equivalents *                       223       222       298
                                                 -----     -----     -----
    Primary common shares outstanding            6,952     7,091     7,033
                                                 =====     =====     =====

Net income                                   $ 117,295   101,992    97,937
Less:  Preferred stock dividends                 3,600     3,600     3,600
                                              --------   -------    ------
  Net income available to common shareholders  113,695    98,392    94,337
                                              ========   =======    ======

Earnings per common share - primary          $   16.35     13.87     13.41
                                              ========   =======    ======

Fully diluted
  Average common shares outstanding              6,729     6,869     6,735
  Common stock equivalents *                       228       225       302
  Assumed conversion of convertible
    preferred stock                                507       507       507
                                              --------   -------    ------
      Fully diluted average common shares
        outstanding                              7,464     7,601     7,544
                                              ========   =======   =======

Net income                                   $ 117,295   101,992    97,937
                                              ========   =======   =======

Earnings per common share - fully diluted    $   15.71     13.42     12.98
                                              ========   =======   =======


* Represents shares issuable upon the assumed exercise of outstanding common stock options under the "treasury stock" method of accounting.